UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 10, 2008

Date of Report (Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS

000-26335

48-1017164

(State or other jurisdiction

(Commission

(I.R.S. Employer

of incorporation)	File Number)	Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Former name or former address, if changed since last report:  N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2008, Team Financial, Inc. (the “Company”) adopted an employee retention program whereby certain key employees, including the Company’s named executive officers, may be eligible to be awarded retention bonuses for continued employment with the Company.  The program was adopted because the Company’s ability to perform certain critical functions is dependant on the successful retention of various key employees. Under the program, retention bonuses may be awarded at the discretion of Company management and, where warranted, the Compensation Committee of the Board of Directors of the Company.  Retention bonuses may range from .25% to 2% of the recipient’s annual base salary and may not be awarded more than once per week to individual employees.

Item 8.01 Other Events

On December 10, 2008, TeamBank, N.A. (the “Bank”), a wholly owned subsidiary of the Company, cured its previously disclosed collateral deficit with the Federal Home Loan Bank of Topeka (“FHLB”).  The Bank cured the collateral deficit by pledging additional loans as collateral and through the reduction of the outstanding balance with a portion of the proceeds from the Bank’s bank owned life insurance policies, which the Bank borrowed against.  As of December 10, 2008, the Bank had approximately $105.9 million in total outstanding obligations at the FHLB, which was comprised of approximately $28.0 million in outstanding letters of credit and approximately $77.9 million in outstanding advances.  Maintaining adequate liquidity for the Bank continues to be a priority and management of the bank expects to continue to work with the FHLB to ensure that adequate collateral is available to cover the outstanding obligations.

The information in this report is being furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

Date:	December 16, 2008	By:	/s/ Bruce R. Vance
Bruce R. Vance
Chief Financial Officer